FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2011

Tontitown, Arkansas, April 27, 2011......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $1,978,279 or diluted and basic loss per share of $0.21 for the quarter ended March 31, 2011. These results compare to net loss of $315,444 or diluted and basic loss per share of $0.03 for the quarter ended March 31, 2010. Operating revenues were $85,026,175 for the first quarter of 2011 compared to $81,846,822 for the first quarter of 2010.

Daniel H. Cushman, President of the Company, commented, “I have very mixed emotions regarding our results from the first quarter 2011. On one hand we have made great progress in key strategic areas, while on the other hand expenses have increased and more than offset our successes during the quarter.

On the success hand, we have increased our rate per total mile, excluding revenue from fuel surcharges, by 7.2% from $1.23 for the first quarter 2010 to $1.32 for the first quarter 2011. This increase was achieved by strategic growth with existing customers, as well as bringing on new business with better rates. We saw a strengthening in customer demand beginning in the third week of February that added support to our continued focus on growth in our Automotive, Mexico, Expedited and Dedicated service offerings.

Automotive – we have brought on significant new customers and have improved margins with existing customers by obtaining rate increases and by discontinuing lanes that did not fit our freight network or where a particular market would not support rates capable of yielding acceptable margins.

Mexico – we have continued to grow with existing customers and to diversify our customer base. For 2009 our Mexico business was approximately 85% automotive but by the first quarter of 2011 automotive business was reduced to 55% of total Mexico revenues, not by a reduction in automotive business, but by growth with non-automotive customers. First quarter 2011 demand in this market was strong.

Expedited – we have seen greater success growing our Expedited business in the first quarter 2011 than in the entire last half of 2010. We are expanding our presence with existing accounts and bringing on new customers as well.

Dedicated – We have had some success in growing this portion of our business and believe that demand for this service offering will increase as shippers desire to lock in dependable transportation in a market currently trending towards capacity shortages.

On the expense hand, we experienced many of the same increases that applied to our industry as a whole during the first quarter 2011 – sharply escalating fuel prices, unusually harsh winter weather, increased demand and competition for qualified drivers, and regulatory pressures.

The average price of diesel fuel rose to $3.63 during the first quarter of 2011, up 27% from $2.85 during the first quarter of 2010, and up 16% from $3.14 during the fourth quarter 2010. This steep increase outpaced our fuel surcharges for the quarter largely due to an average one week hold back before fuel surcharges reset. This means that we pay higher fuel prices for a minimum of one week before our surcharges adjust to cover our increased costs. While fuel prices are largely out of our control, we intensely focus on managing the impact of aspects within our control including increasing fuel efficiency, negotiating lower prices with suppliers and surcharge coverage with customers.

Storms during January and the first half of February suppressed utilization, causing an approximate 1.5 million reduction in miles for the first quarter of 2011 compared to the same quarter in 2010, while at the same time increasing costs such as maintenance, layovers, and idle fuel consumption. By the third week of February the weather related disruptions in our freight lanes had diminished and we were able to get our first look at demand for 2011, which appeared to be strong.

In 2008 and 2009 we made many decisions to help adapt to the downturn in demand for our services experienced during the recessionary economy. Among these decisions was a reduction to our maintenance staff and to extend the life of our tractor fleet. While those decisions served their purpose during the recession, with the uptick in demand we saw in May and June of 2010 it quickly became evident that changes were necessary in order to provide a reliable supply of equipment to our operation. A second event in 2010 that necessitated change were the mandates imposed by the Compliance, Safety, and Accountability (CSA) program. Both events have led to a re-investment in our maintenance program, including hiring technicians, expanding maintenance facilities and outsourcing work. The results of this focus have been a reduction in equipment that was unavailable for use due to mechanical reasons, and at the same time significantly increasing year over year first quarter maintenance wages, inside repairs expense and outside repair expense as deferred repairs were being caught up.

We are currently taking delivery of the first tractors of our 450 new truck purchase for 2011, with continuing purchase plans for 2012 and 2013. The reduction in the average age of our fleet will benefit maintenance expenditures, equipment utilization, CSA compliance, and driver recruiting and retention. However, we will go through a period of time as we transition back to a newer fleet where depreciation will be higher without receiving the full benefit of offsetting operational expense reductions. Depreciation expense increased approximately $1.5 million for the first quarter 2011 compared to the same quarter 2010 as we shortened equipment lives on existing tractors to reflect the accelerated trade cycle.

While we lost some ground in our efforts to improve earnings year over year for the first quarter, many of our expense increases were investments necessary to position ourselves favorably in a market currently characterized by a decreasing capacity of qualified drivers, increased regulation and operational costs. We continue to focus on revenue and margin improvement by adding new customers, improving freight mix, increasing our rate per mile and equipment utilization.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter Ended March 31,
	2011	2010

Revenue, before fuel surcharge	$68,123,458	$70,358,934
Fuel surcharge	16,902,717	11,487,888
	85,026,175	81,846,822

Operating expenses and costs:
Salaries, wages and benefits	28,828,505	26,995,848
Fuel expense	31,263,530	24,299,382
Operating supplies and expenses	9,155,321	6,963,445
Rent and purchased transportation	4,884,115	11,036,981
Depreciation	8,031,873	6,536,027
Operating taxes and licenses	1,266,429	1,048,366
Insurance and claims	3,279,241	3,238,567
Communications and utilities	721,323	705,336
Other	1,383,824	1,054,275
Loss (gain) on disposition of equipment	24,981	(1,678)
Total operating expenses and costs	88,839,142	81,876,549

Operating loss	(3,812,967)	(29,727)

Interest expense	(490,465)	(498,343)
Non-operating income	1,126,494	6,934

Loss before income taxes	(3,176,938)	(521,136)
Income tax benefit	(1,198,659)	(205,692)

Net loss	$(1,978,279)	$(315,444)

Diluted loss per share	$(0.21)	$(0.03)

Average shares outstanding – Diluted	9,392,460	9,413,663

	Quarter Ended March 31,
Truckload Operations	2011	2010

Total miles	48,461,855	48,705,081
Operating ratio*	106.12%	100.49%
Empty miles factor	7.24%	6.44%
Revenue per total mile, before fuel surcharge	$1.32	$1.23
Total loads	68,622	72,384
Revenue per truck per work day	$571	$549
Revenue per truck per week	$2,855	$2,745
Average company trucks	1,722	1,702
Average owner operator trucks	31	32

Logistics Operations
Total revenue	$4,114,980	$10,378,122
Operating ratio	97.54%	97.48%

___________________________________________________________

* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.